EXHIBIT 9

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 3/20/25 to 4/10/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/20/2025	Sell	33,636	12.10
3/21/2025	Sell	32,079	12.06
3/24/2025	Sell	37,603	12.13
3/25/2025	Sell	50,276	12.11
3/26/2025	Sell	9,860	12.11
3/27/2025	Sell	31,406	12.02
3/31/2025	Sell	14,260	11.98
4/1/2025	Sell	41,094	12.04
4/2/2025	Sell	38,732	12.06
4/10/2025	Sell	56,405	11.26